Exhibit 99.1

TOREADOR ANNOUNCES THE COMPLETION OF THE SALE OF BLACK SEA ASSETS TO PETROL OFISI

INTERNATIONAL FINANCE CORPORATION DEBT RETIRED

Dallas, Texas (March 3, 2009) – Toreador Resources Corporation (“Toreador” or the “Company”) (NASDAQ: TRGL) today announced the completion of the sale of a 26.75% interest in the South Akcakoca Sub-Basin (“SASB”) project and associated licenses located in the Black Sea offshore Turkey, to Petrol Ofisi for US $55 million.

In accordance with the revised assignment announced on February 3, 2009, $50 million of the proceeds was paid by Petrol Ofisi at today’s closing and the remaining $5 million will be paid unconditionally on September 1, 2009.

As part of Toreador’s new corporate platform announced on February 23, 2009, and in accordance with the covenants of the International Finance Corporation (“IFC”) revolving credit facility, proceeds of the Petrol Ofisi sale will be used to repay fully the outstanding balance of $36 million, which includes $6 million of additional compensation, accrued interest and fees. The IFC facility will be discharged in full as a result. Remaining net proceeds from the sale will be used to repurchase a portion of the Company’s outstanding convertible bonds and fund this year’s capital program to meet minimum commitments associated with the Company’s licenses.

Mr. Craig McKenzie, CEO of Toreador, said, “We are very pleased with the result of this transaction and in our ability to eliminate a significant portion of the Company’s debt. Going forward, we will continue to aggressively work to achieve our strategic priorities for 2009, which include divesting non-core assets, the continued reduction of debt, maintaining financial discipline, and improving our core operations. Through these proactive steps, we are repositioning Toreador to deliver enhanced value for all shareholders.”

TRGL – Black Sea Sale Completed – March 3, 2009	Page 2 of 2

The Company has retained Stellar Energy Advisors, based in London, UK, to manage an open bid process to sell its remaining 10% interest in the SASB, in addition to its onshore production, and 2.916 million net acres in exploration licenses that are currently held (as of 1/1/09) and 1.085 million net acres that are pending approvals.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas and crude oil. The company holds interests in developed and undeveloped oil and gas properties in France, Turkey and Hungary. The company’s website, www.toreador.net, provides more information about Toreador.

Forward Looking Statements – Except for the historical information contained herein, the matters set forth in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause Toreador’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. Toreador undertakes no obligation to publicly update or revise any forward looking-statements, whether as a result of new information, future events or otherwise.

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Contact:

Toreador Resources:

Charles Campise - CFO

(214) 559-3933